Exhibit 10.7

MARCO COMMUNITY BANCORP, INC.

STOCK PURCHASE AND SALE AGREEMENT

3,566,275 Shares of Common Stock

THIS STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 15th day of May, 2007, by and among Marco Community Bancorp, Inc. (the “Company”) and those purchasers listed on Schedule A to this Agreement (the “Purchasers”). The Company and the Purchasers are collectively referred to herein as the “Parties” and each of them is referred to herein as a “Party.” Throughout this Agreement, the terms “Representative” shall refer to Kevin C. Hale, who has been designated by the Purchasers to take certain actions pursuant to this Agreement; the identity of the Representative shall be changed upon written consent of a majority of the Purchasers. Capitalized terms are defined in Section 12.01, below.

PREAMBLE

WHEREAS, the transactions contemplated by this Agreement are intended to constitute a recapitalization of the Company, providing additional resources thereto;

WHEREAS, the Company has obtained the opinion of an independent financial advisor as to the fairness, from a financial point of view, of the transaction contemplated by this Agreement to the Company’s shareholders;

WHEREAS, the Company wishes to sell to the Purchasers 3,566,275 shares of Company Common Stock (the “Shares”) for $23,180,787 or $6.50 per share and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Purchasers wish to purchase the Shares for $23,180,787 or $6.50 per share, on the terms and subject to the conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

SECTION 1. DISCLOSURE MATERIALS PROVIDED TO PURCHASERS

The Company has prepared and filed with the SEC in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, a Form 10-K on March 20, 2007 (the “Form 10-K”) and a Definitive Schedule 14A (the “Schedule 14A”) on March 21, 2007. The Company has provided to the Purchasers true and correct copies of the Form 10-K, the Schedule 14A and the information described in SEC Rule 502(b)(2)(ii)(C).

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SECTION 2. AGREEMENTS TO SELL AND PURCHASE;

PAYMENT OF DIVIDEND; TREATMENT OF STOCK OPTIONS

Section 2.01. Agreement to Sell and Purchase. Upon the basis of the representations, warranties and agreements of the Purchasers herein contained and subject to all the terms and conditions set forth herein, the Company hereby agrees to issue and sell the Shares to the Purchasers at a purchase price of $6.50 per share. Upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, each Purchaser agrees to purchase from the Company at $6.50 per Share, the number of Shares set forth opposite the name of such Purchaser on Schedule A to this Agreement. The Company’s agreement with each Purchaser is a separate agreement and the sale of the Shares to each Purchaser is a separate sale; provided, however that the obligations of the Company to consummate the transactions contemplated by this Agreement are contingent upon Purchasers, whose identities are satisfactory to the Company, purchasing 3,566,275 Shares at $6.50 per share at Closing from the Company. Notwithstanding the foregoing, the Purchasers shall have the right to assign among the Purchasers, or to one or more Affiliates of the one or more Purchasers, the right to purchase any number of Shares and, if the Shares are purchased by a Person not listed on Schedule A to this Agreement, such Person shall be deemed to be a “Purchaser” for purposes of this Agreement.

Section 2.02. Agreement to Pay Dividend. Conditioned upon the consummation of the purchase and sale of the Shares described in Section 2.01 above, the Company shall pay at the Closing to its shareholders of record on a date prior to the Closing to be determined by the Board of Directors of the Company, and which is after the date of this Agreement, a cash dividend of $6.50 per share (the “Dividend”).

Section 2.03. Treatment of Stock Options. Any Company stock options outstanding on the date of the issuance of the Shares shall continue to be Company stock options; provided, however, that the number of shares covered by each stock option shall be doubled and the exercise price per share for each stock option shall be reduced by 50%.

Section 2.04. Shareholders Agreement. As a condition to the signing of this Agreement, the Representative, on behalf of the Purchasers, has entered into a Shareholders Agreement in the form of that attached to this Agreement as Schedule B with certain shareholders of the Company pursuant to which each such shareholder has agreed, among other things, to vote in favor of the approval of the matters set forth in Section 7.05 of this Agreement.

Section 2.05 Warrants. At the closing, the Company shall issue to the Purchasers an aggregate amount of Common Stock purchase warrants (“Warrants”) equal to the number of Company stock options exercised from the date of this Agreement to the Closing plus the number of Company stock options outstanding prior to the adjustment contemplated by Section 2.03 of this Agreement. The Warrants shall entitle the Purchasers to purchase from the Company one share of Company Common Stock for each such Warrant at $6.50 per share. The Warrants shall expire five years from the date of issuance. The Warrants shall be allocated to the Purchasers based upon their proportionate ownership of the Shares. The Warrants shall be in the form attached to this Agreement as Schedule C.

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SECTION 3. PRIVATE PLACEMENT OFFERING

The Shares will not be registered pursuant to the Securities Act of 1933, as amended. The Company intends to offer and sell the Shares pursuant to SEC Rule 506 and the Purchasers agree to complete the Accredited Investor Questionnaire attached to this Agreement as Schedule D. Certificates evidencing the Shares shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS RELATED TO REGISTRATION OR EXEMPTION THEREFROM.

SECTION 4. DELIVERY OF THE SHARES AND PAYMENT THEREFOR;

PAYMENT OF DIVIDEND; CLOSING ITEMS.

Section 4.01. Delivery of Shares and Payment Therefor. Delivery to the Purchasers of the Shares and payment therefor shall be made at the offices of the Company at 10:00 a.m., Marco Island, Florida time, on the fifth business day after each and all of the conditions of this Agreement are fulfilled or waived (the “Closing”). The place of Closing and the Closing date may be varied by agreement between the Representative and the Company.

Certificates for the Shares shall be delivered to the Purchasers at the Closing against payment of the purchase price therefor by wire transfer of immediately available funds to an account specified in writing, not later than the close of business on the business day immediately preceding the Closing date by the Company.

Section 4.02. Payment of Dividend. On the date of Closing and immediately subsequent to the payment for, and issuance of, the Shares, the Company shall pay the Dividend to shareholders of record on the record date described in Section 2.02.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this Section 5, the term “material adverse effect” shall mean, a condition, event, change or occurrence that is likely to have a material adverse effect upon the financial condition, results of operations, loans, securities, deposit accounts, business or properties of the Company; provided, however, that in determining whether a material adverse effect has occurred there shall be excluded any effect, to the extent attributable to or resulting from: (i) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to the Company; (ii) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses, but not uniquely relating to the Company; (iii) changes in national or international political or social conditions including the engagement by the Untied States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or

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upon any military installation, equipment or personnel of the United States; (iv) actions or omissions of the Company taken with the prior written consent of the Representative; and (v) any facts existing on the date of this Agreement as fully disclosed in the Form 10-K or the Schedule 14A. The Company represents and warrants to the Purchasers that as of the date of this Agreement and as of the Closing date:

Section 5.01. Subsidiaries; Organization; Qualification. The Company’s “Subsidiaries,” as such term is used in this Agreement, consist of Marco Community Bank and Commercial Lending Capital Corp. The Company is a corporation duly organized and validly existing under the laws of the State of Florida and is a bank holding company within the meaning of the BHC Act. Marco Community Bank is a banking corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Commercial Lending Capital Corp. is a corporation duly organized and validly existing under the laws of the State of Florida. The Company and its Subsidiaries have all requisite corporate power and authority to own and lease their property and to carry on their business as currently being conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 5.02. Capital Stock. As of the date of this Agreement, the authorized capital stock of the Company consists of 9,000,000 shares of Common Stock, par value $0.01, and 1,000,000 shares of preferred stock. As of the date of this Agreement, 3,156,384 shares of Company Common Stock were issued and outstanding, no shares of Company preferred stock were issued and outstanding, and no shares were held in its treasury. All issued and outstanding shares of capital stock of the Company are, and all of the Shares to be issued to the Purchasers pursuant to this Agreement will be, duly authorized and validly issued, fully paid and nonassessable, and the Shares to be issued pursuant to this Agreement will be, at the time of their delivery, free and clear of all Liens. The outstanding capital stock of the Company has been issued in compliance with all legal requirements and any preemptive or similar rights. None of the outstanding shares of capital stock of the Company has been, and none of the Shares to be issued to the Purchasers pursuant to this Agreement will be, issued in violation of any preemptive rights of the current or past shareholders of the Company. The Company owns all of the issued and outstanding shares of capital stock of the Subsidiaries free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances. As of the date of this Agreement, the Company had outstanding stock options to purchase 246,413 shares of Company Common Stock, as more fully set forth in Schedule E to this Agreement.

Section 5.03. No Conflicts. Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate, conflict with, or result in a breach of any provision of; (ii) constitute a Default (or an event which, with notice or lapse of time or both, would constitute a default) under; (iii) result in the termination of or accelerate the performance required by; or (iv) result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or Assets of the Company or its Subsidiaries under, any of the terms, conditions or provisions of their Articles of Incorporation or their Bylaws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, Contract, license, agreement or other instrument or obligation to or by which the Company or any of its Subsidiaries or any of their assets are bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to the Company or the Subsidiaries or any of its assets.

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Section 5.04 Reports and Financial Statements.

(a) Since January 1, 2005, or the date of organization or acquisition if later, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the Company Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (A) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the Company, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions and (B) present, or will present, fairly the consolidated financial position of the Company as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the Company for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

(b) The Company and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2006, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures and to allow the Company’s management to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act.

Section 5.05 Absence of Undisclosed Liabilities. The Company has no Liabilities that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company, except Liabilities accrued or reserved against in the consolidated balance sheets of the Company as of December 31, 2006, included in the Company Financial Statements or reflected in the notes thereto. The Company has not incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

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Section 5.06 Absence of Certain Changes or Events. Since December 31, 2006: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company, (ii) the Company has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in this Agreement, and (iii) no fact or condition exists which Company believes will cause a material adverse effect on Company in the future, subject to changes in general economic or industry conditions.

Section 5.07 Compliance with Laws. Each of the Company and the Subsidiaries has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Company, and there has occurred no Default under any such Permit. Neither Company nor the Subsidiaries:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that it is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring it to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

Section 5.08. Legal Proceedings. There is no Litigation instituted or pending, or, to the knowledge of the Company, threatened (or unasserted but considered probable of assertion) against the Company or its Subsidiaries, or against any asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the Company or its Subsidiaries, that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company.

Section 5.09. Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by the Company or its Subsidiaries thereof to the Purchasers pursuant to this Agreement, including the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company or its Subsidiaries is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

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Section 5.10 Regulatory Matters. Neither the Company nor its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.08 of this Agreement or result in the imposition of a condition or restriction of the type referred to in Section 8.01(c).

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

The Purchasers, jointly and severally, represent and warrant to the Company that as of the date of this Agreement and as of the Closing date:

(a) All corporate acts and other proceedings required of any Purchaser for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been validly and appropriately taken.

(b) Subject to such regulatory approvals as are required by law, this Agreement constitutes the legal, valid and binding obligations of the Purchasers and is enforceable against the Purchasers in accordance with the respective terms hereof and thereof, except that enforcement may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions; and (ii) general equitable principles; and, except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The Purchasers have $23,180,787 in cash with which to pay to the Company the aggregate per Share purchase price. Within 30 days of the date of this Agreement, the Purchasers shall deposit $1,250,000 (the “Purchaser Deposit”) in an escrow account with The Bankers Bank, Atlanta, Georgia, or another escrow agent (“Escrow Agent”) agreed upon by the Company and the Representative. Such funds shall be disbursed in accordance with the provisions of Section 11 of this Agreement.

(d) The Purchasers have no intent to effect, facilitate or participate in a Change in Control of the Company within the three years following the Closing and have had no discussions or negotiations with any Person concerning such a Change in Control with any Person.

SECTION 7. COVENANTS AND CONDUCT OF THE

PARTIES PRIOR TO THE CLOSING.

The Parties further covenant and agree as follows:

Section 7.01. Press Releases. The Company and the Representative will cooperate with each other in the preparation of any press releases or Forms 8-K announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the Company’s Chairman of the Board and the Representative, neither the Company, its Subsidiaries or any Purchaser will issue any press release, Form 8-K or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing Party and,

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if practical, prior notice of such release is provided to the other Parties. Nothing in this Section 7.01 shall require the Company to obtain the Representative’s consent to make a non-material reference to this Agreement or the transactions contemplated hereby in a press release primarily concerning other matters, such as quarterly results of operations.

Section 7.02. Preservation of Business. Each of the Company and its Subsidiaries will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

Section 7.03. Conduct of Business in the Ordinary Course. Each of the Company and its Subsidiaries shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the Representative:

(a) declare, set aside, or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, other than in connection with the issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement; provided, however that the Company shall declare the Dividend as contemplated by this Agreement.

(b) amend its Articles of Incorporation or Bylaws, except as contemplated by Section 7.05 of this Agreement;

(c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

(d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices;

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(f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

(h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

(i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

(j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or which are inconsistent with past investment practices;

(k) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;

(l) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Form 10-K;

(m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed any of the Company and its Subsidiaries’ applicable regulatory lending limits;

(n) grant any increase in compensation or benefits to the directors, officers or employees of the Company or its Subsidiaries, except in accordance with past practices with respect to the employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the Board of Directors of the Company or its Subsidiaries prior to the date of this Agreement; or enter into or amend any severance or change in control agreements with directors, officers or employees of the Company or its Subsidiaries;

(n) adopt any new employee plan or make any material change in or to any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(p) agree or commit to do any of the foregoing.

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Section 7.04. Additional Information. The Company will provide the Representative with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any of the Company and its Subsidiaries, or any material action taken or proposed to be taken by any regulatory agency. The Parties will provide the other Parties with: (i) prompt written notice of any material breach by any of such Party’s warranties, representations or covenants in this Agreement; (ii) as soon as they become available, as to the Company, true and complete copies of any quarterly unaudited consolidated balance sheets, and the related unaudited statements of income, shareholders’ equity and cash flows for the periods then ended, (iii) as to the Company, promptly upon its dissemination, any report disseminated to the Company’s shareholders.

Section 7.05. Shareholder Approval. The Company’s Board of Directors shall submit: (i) this Agreement; (ii) the amendments to the Company’s Articles of Incorporation in the form attached as Schedule F of this Agreement; and (iii) amendments to each of the Company’s stock option plans in the form attached as Schedule G of this Agreement to Company shareholders for approval at a special meeting of the shareholders of the Company duly called and convened for only those three purposes as soon as practicable after execution of this Agreement.

Section 7.06. No Solicitations. Prior to the Closing date or until the termination of this Agreement, no director, employee or agent of the Company, without the prior approval of the Representative, shall (directly or indirectly), (i) solicit or initiate inquiries or proposals with respect to, or (ii) provided that there is no breach of the terms of Section 7.06(i) and except to the extent determined by the Board of Directors of the Company in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors’ fiduciary duties to the Company or any of its Subsidiaries and its shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in Section 9.01[f]) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of the Company, or make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement). The Company shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify the Representative immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of the Company from taking any action that the Board of Directors of the Company, determines, in good faith after consultation with and receipt of a written opinion of counsel, is required by law or is required to discharge his fiduciary duties to the Company and its shareholders.

Section 7.07. Company Proxy Statement. Within 30 days of the date of the full execution of this Agreement, the Company will prepare and file on Schedule 14A, a proxy statement complying with all the requirements of the Securities Exchange Act of 1934, as amended (and the rules and regulations thereunder) for the purpose of soliciting proxies to be used at a special meeting of shareholders. The Company shall use its best efforts to cause the Schedule 14A to be cleared by the SEC as soon as practicable.

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Section 7.08. Application to Regulatory Authorities. (i) The Purchasers shall prepare and file, within 30 days from the date of the full execution of this Agreement all regulatory applications and filings that are required to be made with respect to the acquisition of the Shares. The Purchasers shall provide the Company copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency. The Purchasers shall promptly forward to the Company copies of all correspondence to and from the regulatory agencies regarding such applications and filings. The Purchasers shall also keep the Company apprised of the status of matters related to such applications and filings; and (ii) the Company shall prepare and file, within 30 days from the date of full execution of this Agreement all regulatory applications and filings that are required to be made with respect to the payment of the Dividend. The Company shall provide the Purchasers copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency. The Company shall promptly forward to the Purchasers copies of all correspondence to and from the regulatory agencies regarding such applications and filings. The Company shall also keep the Purchasers apprised of the status of matters related to such applications and filings.

Section 7.09. Revenue Ruling. The Company may elect to prepare and file, within 30 days following the date of full execution of this Agreement, a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement.

SECTION 8. CONDITIONS OF CLOSING

Section 8.01. Conditions of All Parties. The obligations of each of the Parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing:

(a) This Agreement shall have received the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and the amendments to the Company’s Articles of Incorporation and stock option plans as described in Section 7.05 of this Agreement shall have been duly approved by the shareholders of the Company.

(b) No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement, or to obtain damages or other relief in connection with the execution of such agreements, or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any Party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law, or that it intends to commence proceedings to restrain consummation of the transactions contemplated by this Agreement.

(c) All statutory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all Regulatory Authorities and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall not impose any material conditions with respect thereto except for any such conditions that are acceptable to the Purchasers.

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(d) The Company shall have received a written opinion from Igler & Dougherty, P.A. customary in scope and opining to the matters set forth on Schedule H subject to customary qualifications, limitations and assumptions (the “Tax Opinion”), dated the date of the Closing.

(e) The Company’s shareholders’ equity (as computed in accordance with Generally Accepted Accounting Principles) shall not be less than $21,500,000.

Section 8.02. Additional Conditions to the Purchasers’ Obligation to Close. The obligations of the Purchasers to purchase the Shares are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct, individually and in the aggregate, on and as of the Closing date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. In addition, the Company shall have delivered to the Representative a certificate dated as of the Closing date and signed by its Chief Executive Officer and Chief Financial Officer (or their functional equivalents) to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

(b) There shall not have occurred any material adverse change from December 31, 2006 to the Closing Date in the financial condition, results of operations, or business of the Company, taken as a whole; provided, however, that the declaration of the Dividend shall not be considered a material adverse change.

(c) The Purchasers shall have received from Igler & Dougherty, P.A., counsel to the Company, an opinion, dated as of the Closing date, customary in scope and opining to the matters set forth on Schedule I, subject to customary qualifications, limitations and assumptions. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of any of the Company and governmental officials.

(d) Each of the individuals identified on Schedule J to this Agreement shall have entered into a non-competition agreement with a term of one-year commencing on the Closing date, substantially in the form attached as Schedule K.

(e) If requested by a majority of the Purchasers, the Company and each of the Purchasers shall have entered into a registration rights agreement requiring the registration of the Shares with the Securities and Exchange Commission pursuant to the Securities Act of 1933 in a form mutually agreeable to the Company and the Representative.

(f) No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have: (i) asserted that the Company or its Subsidiaries is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required the Company or any of its Subsidiaries to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any Board resolution or similar undertaking.

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(g) Subsequent to all other conditions to Closing contained in this Section 8, between March 31, 2007 and the Closing, Marco Community Bank shall have taken and recorded a $1,500,000 provision to its allowance for loan and lease losses.

(h) The Company shall have delivered a certificate to the Representative that the Company is not aware of any pending, threatened or potential claim against the directors or officers of the Company or any of its Subsidiaries or under the directors and officers insurance policy or the fidelity bond coverage of the Company or any of its Subsidiaries.

Section 8.03. Additional Conditions to the Company’s Obligation to Close.

The obligations of the Company to issue the Shares are also subject to the satisfaction of the following additional condition at or prior to the Closing:

The representations and warranties of the Purchasers contained in this Agreement shall be true and correct, individually and in the aggregate, on the Closing date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of the Purchasers shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.04. Waiver of Conditions. Any condition to a Party’s obligations hereunder may be waived by that Party, other than the conditions specified in Section 8.01.

SECTION 9. TERMINATION OF THE AGREEMENT

Section 9.01. Effecting Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time before the Closing, whether before or after approval by the shareholders of the Company as follows:

(a) By the mutual consent of the Board of Directors of the Company and the Representative.

(b) By the Board of Directors of the Company or the Representative in the event of a breach by any of the Parties of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in Subsection 9.01(c) below.

(c) By the Board of Directors of the Company if, by September 30, 2007: (i) the conditions to Closing enumerated in Sections 8.01 and 8.03 of this Agreement have not been met or waived; or (ii) the transactions contemplated by this Agreement have not been consummated, provided that the failure to meet the conditions or consummate the transactions contemplated hereby is not caused by the Company. Nothing in this Section 9.01(c) shall extend the date of Closing beyond the date contemplated by Section 4.01 of this Agreement.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

(d) By the Representative if, by September 30, 2007: (i) the conditions to Closing enumerated in Sections 8.02 and 8.03 of this Agreement have not been met or waived; or (ii) the transactions contemplated by this Agreement have not been consummated, provided that the failure to meet the conditions or consummate the transactions contemplated hereby is not caused by the Representative. Nothing in this Section 9.01(d) shall extend the date of Closing beyond the date contemplated by Section 4.01 of this Agreement.

(e) By the Company if any of the matters requiring approval by the Company shareholders pursuant to Section 7.05 of this Agreement fails to receive the approval of the Company’s shareholders (as described in Section 7.05) when each of such matters are presented to such shareholders for approval and voted upon, subject to the Company’ Board of Directors complying with the terms of this Agreement.

(f) By the Representative, if the Company’s Board of Directors, subject to complying with the terms of this Agreement: (1) shall withdraw, modify or change its recommendation to its shareholders for approval of any of the matters set forth in Section 7.05 of this Agreement, or shall have resolved to do any of the foregoing or; (2) either: (x) shall have recommended to the shareholders of the Company (or in the case of [iii] affirmatively approved) any of the following (being referred to herein as an “Acquisition Transaction”): any unsolicited (i) merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) sale, lease, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) acquisition, by any person or group, of the beneficial ownership of 5% or more of any class of Company capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

(g) By the Company in the event the Company receives a bona fide unsolicited written offer with respect to an Acquisition Transaction and subject to complying with the terms of this Agreement, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement.

(h) By the Representative if: (1) the Company’s Board of Directors, subject to complying with the terms of this Agreement, withdraws, modifies or changes its recommendation to the Company’s shareholders regarding this Agreement, or shall have resolved to do any of the foregoing; or (2) any member of the Company’s Board of Directors fails to vote all of the shares as to which such member shall be entitled to vote in favor of the matters requiring approval of the Company shareholders pursuant to Section 7.05 of this Agreement and provided that any of such matters also fails to receive the approval of the Company shareholders.

Section 9.02. Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 9.01 above, this Agreement shall forthwith become void and there shall be no liability on the party of any Party except: (i) as set forth in this Section 9.02, Section 9.03, Section 10.03, Section 10.07, Section 10.08, Section 10.09 and Section 11, which shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

Section 9.03 Termination Fee. If this Agreement is terminated by (i) the Company pursuant to Section 9.01(g) or (ii) by the Purchasers pursuant to Section 9.01(f) or 9.01(h), then the Company shall, on the date of such termination, pay to the Purchasers by wire transfer in immediately available funds, the amount of $1,250,000 (the “Termination Fee”) plus return to the Purchasers the Purchaser Deposit plus all interest earned thereon (which shall be disbursed as directed by the Purchasers). If the transactions contemplated by this Agreement are not consummated due to the Purchasers’ failure to tender payment for the Shares (provided, however, that the Company is not in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement and all other conditions to Closing have been met or waived), then the Company shall be entitled to the Purchaser Deposit plus all interest earned thereon.

SECTION 10. MISCELLANEOUS

Section 10.01. Notices. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively “notice”) required or permitted to be given or made by any Party to another in connection with this Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, UPS or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A Party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the Parties shall, until changed as hereinafter provided, be as follows:

If to the Company:

Mr. Richard Storm, Jr.

Chairman of the Board

Marco Community Bancorp, Inc.

1770 San Marco Road

Marco Island, Florida 34145

With copies to:

A. George Igler, Esq.

Igler & Dougherty, P.A.

Corporate Counsel

2457 Care Drive

Tallahassee, Florida 32308

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

If to the Purchasers or the Representative:

Mr. Kevin C. Hale

175 8th Ave. So.

Naples, Florida 34102

With copies to:

John P. Greeley, Esq.

Smith Mackinnon, P.A.

255 S. Orange Avenue, Suite 800

Orlando, Florida 32801

Section 10.02. Waiver. The failure by any Party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving Party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

Section 10.03. Expenses. Except as otherwise provided herein, regardless of whether the transactions contemplated by this Agreement are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring them. Notwithstanding the foregoing, in any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing Party shall be entitled to have and recover from the other Party all fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

Section 10.04. Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

Section 10.05. Annexes, Exhibits and Schedules. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

Section 10.06. Integrated Agreement. This Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the Parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

Section 10.07. Choice of Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the Parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Florida applicable to contracts made and to be performed wholly within such State. The Parties hereto mutually consent and submit to the personal jurisdiction of the state and federal courts located in the State of Florida and agree that any action, suit or proceeding concerning or related to this Agreement must be brought exclusively in the courts located in Collier

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

County. The Parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court located in the State of Florida, any defense or objections based upon lack of personal jurisdiction, improper venue, inconvenience of forum or the like.

Section 10.08. Arbitration. The Parties agree that any controversy or claim arising out of or relating to this Agreement or any breach hereof, including, without limitation, any claim that this Agreement or any portion hereof is invalid, illegal, or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the rules of the American Arbitration Association and judgment upon the determination and/or award of such arbitrator(s) may be entered in any court having jurisdiction thereof. Provided, however, that this Section shall not be construed to permit the award of punitive damages to either party. The venue of any arbitration shall be in Collier County, Florida.

Section 10.09. Parties in Interest. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any Party without the prior written consent of the other Parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the Parties hereto any rights or remedies under or by reason of this Agreement, except as expressly provided for herein and therein.

Section 10.10. Amendment. The Parties may, by mutual agreement of the Company’s Board of Directors and the Representative, amend, modify or supplement this Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon, at any time before or after approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the Chairman of the Board of the Company and the Representative (or their respective designees) without the necessity for approval by the Board of Directors or shareholders of the Company, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

Section 10.11. Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

Section 10.12. Nonsurvival of Representations and Warranties; Survival of Covenants. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant hereto, shall survive the Closing. The covenants of the Parties set forth herein shall survive the Closing in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

SECTION 11. ESCROW PROVISIONS

Section 11.01. Disposition of Escrow Deposit. The Escrow Agent shall hold the Purchaser Deposit received by it pursuant to Section 6(c) in accordance with the terms and conditions of this Section 11.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

Section 11.02. Disposition of Purchaser Deposit. If the Closing occurs, then the Purchaser Deposit shall be returned to the Purchasers at the Closing. If the Closing does not occur because: (i) this Agreement is terminated by the Company pursuant to Section 9.01(b); or (ii) the transactions contemplated by this Agreement are not consummated due to the Purchasers’ failure to tender payment for the Shares (provided, however, that in the case of (i) or (ii), the Company is not in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement and all other conditions to Closing have been met or waived), then the Purchaser Deposit shall be promptly delivered to the Company as liquidated damages to compensate the Company for its direct and indirect costs and expenses in connection with this Agreement, including the Company’s management time devoted to negotiation and preparation of this Agreement and the Company’s loss as a result of the Closing not being consummated. In all other cases where this Agreement is terminated without the Closing occurring, the Purchaser Deposit shall be promptly returned to the Purchaser, together with all interest and earnings thereon. Upon the delivery of the Purchaser Deposit to the Company, the Company shall have no cause of action or claim (either in law or in equity) whatsoever against any of the Purchasers, any officer or director of any Purchaser or any third party with respect to or in connection with this Agreement or the transactions contemplated hereby. The Purchasers shall be entitled to all interest earned on the Purchaser Deposit.

Section 11.03. Liability of Escrow Agent. The Escrow Agent may act in reliance upon any writing or instrument or signature which it believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice, or instruction in connection with the provisions hereof have been duly authorized to do so; provided such writing, notice, advice, or instruction is given pursuant to any escrow agreement among the Escrow Agent, the Purchasers and the Company. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of the Purchaser Deposit received by it as such escrow holder and for the disposition of the same in accordance with this Section 11. The Escrow Agent shall not otherwise be liable for any mistakes of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence as determined by a court of competent jurisdiction. The Company and Purchasers agree that the obligations of the Escrow Agent shall terminate upon the Escrow Agent transferring the Escrow Deposit held by it pursuant to the terms of this Section 11.

Section 11.04. Indemnification. The Company and the Purchasers hereby agree to indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expense, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of it acting as Escrow Agent under this Agreement, unless such claims are caused by the willful misconduct or gross negligence of the Escrow Agent as determined by a court of competent jurisdiction; and in connection therewith to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and the costs of defending any action, suit, or proceeding or resisting any claim.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

Section 11.05. Action in Interpleader. Notwithstanding any other provision in this Agreement, if the Escrow Agent at any time has any doubt as to what action it should take, it shall have the right to file an interpleader action in Collier County, Florida and deliver the Purchaser Deposit held by it with the clerk of the court in which such interpleader action is brought and thereupon be relieved of all further obligations hereunder. The Escrow Agent shall be indemnified for all costs, including reasonable attorneys’ fees, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action is received.

Section 11.06. Consultation With Counsel. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not otherwise be liable for any mistakes of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence as determined by a court of competent jurisdiction.

Section 11.07. Resignation. The Escrow Agent may resign upon 30 days’ written notice to the parties to this Agreement. If a successor Escrow Agent is not appointed within this 30-day period, the Escrow Agent may petition the court to name a successor and may interplead the Purchaser Deposit into the registry of the court and thereafter be fully released of any liability therefor.

Section 11.08. Survival of Agreements. Notwithstanding any other provision of this Agreement to the contrary, the agreements of the Company and Purchasers set forth in this Section 11 shall survive any termination of this Agreement or the Closing.

SECTION 12. MISCELLANEOUS

12.01 “Definitions.” Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Stock Purchase and Sale Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

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“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing” shall mean the closing of the issuance of the Shares and the other transactions provided for herein, as described in this Agreement.

“Company” shall mean Marco Community Bancorp, Inc., a Florida corporation.

“Company Common Stock” shall mean the $0.01 par value common stock of the Company.

“Company Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2006, 2005 and 2004, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2006.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Escrow Agent” shall mean The Bankers Bank or any successor or replacement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

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“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“OFR” shall mean the Florida Office of Financial Regulation.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Party” shall mean either the Company or the Purchasers, and “Parties” shall mean both the Company and the Purchasers.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

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“Purchasers” shall mean those purchasers listed on Schedule A to this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, OFR, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Representative” shall mean Kevin C. Hale.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 9.03 of this Agreement.

THIS AGREEMENT WAS AGREED TO AND ENTERED INTO AS OF THE DATE FIRST WRITTEN ABOVE.

MARCO COMMUNITY BANCORP, INC.

By:	/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman of the Board of Directors

BY SIGNING BELOW, I ACCEPT THE APPOINTMENT AS “REPRESENTATIVE” AS DEFINED IN THE AGREEMENT

REPRESENTATIVE

By:	/s/ Kevin C. Hale
Kevin C. Hale

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

THIS AGREEMENT WAS AGREED TO AND ENTERED INTO AS OF THE DATE FIRST WRITTEN ABOVE.

PURCHASERS

/s/ Scott Lutgert		950,122
Scott Lutgert		Number of Shares

/s/ Simone Lutgert		153,846
Simone Lutgert		Number of Shares

/s/ Kevin C. Hale		153,846
Kevin C. Hale		Number of Shares

/s/ Michael Morris		153,846
Michael Morris		Number of Shares

/s/ Paul Marinelli		153,846
Paul Marinelli		Number of Shares

/s/ Paul Belfore		30,769
Paul Belfore		Number of Shares

/s/ John Suddeth		30,769
John Suddeth		Number of Shares

/s/ Ned Lautenbach		76,923
Ned Lautenbach		Number of Shares

/s/ Erwin Greenberg		38,426
Erwin Greenberg		Number of Shares
PREMIER INSURANCE, LLC

By:	/s/ Howard B. Gutman	153,846
Print Name:	Howard B. Gutman	Number of Shares
Its:	Managing Member

BARRON COLLIER COMMERCIAL, INC.

By:	/s/ Paul J. Marinelli	1,670,000
Print Name:	Paul J. Marinelli	Number of Shares
Its:	President

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE A

NAME	NUMBER OF SHARES
Scott Lutgert	950,122
Simone Lutgert	153,846
Premier Insurance, LLC	153,846
Kevin C. Hale	153,846
Michael Morris	153,846
Paul Marinelli	153,846
Paul Belfore	30,769
John Suddeth	30,769
Ned Lautenbach	76,923
Erwin Greenberg	38,462
Barron Collier Commercial, Inc.	1,670,000

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE B

MARCO COMMUNITY BANCORP, INC. AND MARCO COMMUNITY BANK

DIRECTOR’S COMMITMENT

May     , 2007

The undersigned is a director of either Marco Community Bancorp, Inc. (“Company”) or Marco Community Bank (“MCB”) or both, and is the beneficial holder of shares of common stock of the Company (“Company Common Stock”).

The Company and a group of investors represented by you (“Purchasers”) have executed a Purchase and Sale Agreement (“Agreement”) contemplating the issuance and sale of Company Common Stock to the Purchasers. In consideration of the expenses that the Purchasers will incur in connection with the transactions contemplated by the Agreement, and in order to induce the Purchasers to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of the Company and not in his or her capacity as a director of the Company or of MCB, as follows:

1.	The undersigned shall vote in favor of the issuance of Company Common Stock in connection with the Agreement and the amendment of the Company’s Articles of Incorporation and stock option plans, as contemplated by the Agreement and cause to be voted in favor of those items, all of the shares of Company Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, and use the undersigned’s best efforts, subject to any fiduciary duty the undersigned may have, to cause all shares as to which the undersigned shares voting power with others to be voted in favor of the Agreement at the meeting of Company shareholders to be called and held following the date hereof, to consider those matters.

2.	The undersigned, while this letter agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of Company Common Stock on or prior to the date of the meeting of Company shareholders to vote on the matters described in paragraph 1, above, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

3.	The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, the Purchasers shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4.	The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a shareholder of the Company and shall in no way limit or affect actions the undersigned may take in his capacity as a director of the Company or MCB.

5.	This letter agreement shall automatically terminate upon termination of the Agreement.

Very truly yours,

Accepted and agreed to as of the date first above written:
PURCHASERS

By:
Kevin C. Hale, Representative

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE C

MARCO COMMUNITY BANCORP, INC.

STOCK PURCHASE WARRANT

TO PURCHASE SHARES OF COMMON STOCK, $0.01 PAR VALUE

This is to certify that, for value received,                              (“Holder” or “Warrant Holder”), is entitled, upon the due exercise hereof pursuant to the terms of this Stock Purchase Warrant (“Warrant”) to purchase              shares (subject to adjustment as provided herein) of the $0.01 par value common stock of Marco Community Bancorp, Inc. (the “Company”) at a price per share as specified in Section 2 of this Warrant and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions specified herein.

Section 1. Certain Definitions. Unless the context otherwise requires, the following terms as used in this Warrant shall have the following meanings:

(a) “Commencement Date” shall mean                     , 2007.

(b) “Common Stock” shall mean the Company’s $0.01 par value common stock, any security into which such common stock shall have been changed or any security resulting from reclassification of such common stock.

(c) “Company” shall mean Marco Community Bancorp, Inc., a Florida corporation, and its successors and assigns.

(d) “Exercise Date” shall mean the date on which the Company shall have received from the Holder all deliveries required by Section 3 of this Warrant.

(e) “Termination Date” shall mean the fifth anniversary of the Commencement Date.

Section 2. Exercise Price. Subject to the adjustments provided for in this Warrant, the exercise price per share (the “Exercise Price”) shall be equal to $6.50.

Section 3. Non-Transferability. This Warrant shall not be transferable by the Holder otherwise than: (i) by will or by the laws of descent and distribution, or; (ii) to another holder of a Warrant identical in terms to this Warrant.

Section 4. Exercise of Warrant. The Holder of this Warrant may, at any time on or after the Commencement Date, but prior to the Termination Date, exercise this Warrant, in whole or in part, by delivering to the Company at its main office:

•	a written notice of such Holder’s election to exercise this Warrant, which notice shall specify the number of shares to be purchased;

•	this Warrant; and

•	a sum equal to the Exercise Price therefore in cash or by certified or cashier’s check.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

Such notice may be in the form of an election to subscribe attached hereto as Exhibit A. Upon delivery thereof, the Company shall, as promptly as practicable and in any event within ten business days thereafter, cause to be executed and delivered to such Holder a certificate or certificates representing the aggregate number of shares of common stock issuable upon such exercise.

The certificate or certificates for shares of common stock so delivered shall be in such denominations as may be specified in said notice, but in no case less than 100 shares (except to the extent necessary to reflect the balance of the number of shares purchasable hereunder), and shall be registered in the name of such Holder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the person designated to be named in such certificate shall be deemed to have become a holder of record of such shares, and to have become entitled, to the extent permitted by law, to the right to vote such shares or to consent or receive notice as a stockholder, as of the Exercise Date. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said certificate or certificates, deliver to such Holder a new warrant dated the date it is issued, evidencing the rights of such Holder to purchase the remaining shares of commons tock issuable pursuant to this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of such Holder, appropriate notation may be made on this Warrant and the Warrant returned to such Holder.

The Company shall pay all expenses, transfer taxes and other charges payable in connection with the preparation, issuance and delivery of stock certificates under this Section 3, except that, in the event such stock certificates are to be registered in a name or names other than the name of the Holder, funds sufficient to pay all stock transfer and any other applicable taxes payable upon the issuance of such certificates, if any, shall be paid by the Holder not later than the Exercise Date.

Section 5. Warrant Registration. At all times while any portion of this Warrant remains outstanding and exercisable, the Company shall keep and maintain at its principal offices a register in which the ownership and any exchange of this Warrant shall be recorded. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, close such register so as to result in the prevention or delay of the proper exercise of this Warrant.

Section 6. Exchange. This Warrant is exchangeable upon its surrender by the Holder to the Company for a new Warrant or Warrants, in such denominations as Holder shall designate at the time of surrender for exchange, of like tenor and date, representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder. Each of the new Warrants shall represent the right to subscribe for and purchase not less than 100 shares of common stock (except to the extent necessary to reflect the balance of the number of shares purchasable hereunder).

Section 7. Representations and Covenants of Issuer.

(a) The Company hereby represents to the Holder as follows:

•	The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

•

The Company has the corporate power and authority to execute and deliver this Warrant and to perform the terms hereof, including the issuance of shares of common stock issuable upon exercise hereof. The Company has taken all action necessary to authorize the execution, delivery and performance of this Warrant and the issuance of the shares of common stock issuable upon exercise hereof. This Warrant has been duly authorized and executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(b) The Company covenants and agrees that all shares of common stock which may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges (other than taxes in respect of any transfer occurring contemporaneously with such issuance).

Section 8. Adjustments to Exercise Price and Number of Shares Purchasable. The Exercise Price and number of shares of commons tock which may be purchased pursuant to this Warrant shall be subject to adjustment from time to time as follows:

(a) In the event the Company shall at any time change by division or combination in any manner or by the making of a stock dividend, the number of shares of common stock then outstanding into a different number of shares, with or without par value, then thereafter the number of shares of common stock which the Holder shall be entitled to purchase pursuant to this Warrant (calculated immediately prior to such change), shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of outstanding common stock of the Company by reason of such change. The exercise Price after such change shall, in the event of an increase in the number of shares of common stock outstanding, be proportionately reduced, and, in the event of a decrease in the number of shares of common stock outstanding, be proportionately increased.

(b) In the event of any reclassification or change of outstanding shares of common stock, other than a change in par value, or from par value to no par value, or from no par value to par vale, or as a result of a subdivision, combination or stock dividend as provided for in Section 8(a), or in the event of any consolidation of the Company with or merger of the Company into, another corporation, or in the event of any sale of all or substantially all of the property, assets, business and goodwill of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall provide that the Holder of this Warrant shall thereafter be entitled to purchase, by exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger or sale. Any such successor corporation thereafter shall be substituted for the Company for purposes of this Warrant.

Section 9. Holder’s Rights. Except as otherwise expressly set forth herein, this Warrant shall not entitle the Holder to any rights of a stockholder of the Company.

Section 10. Notices. If there shall be any adjustment as provided in Section 8 hereof, or if securities or property other than shares of common stock of the Company shall become purchasable in lieu of shares of commons tock upon exercise of this Warrant, or the Company exercises its call option, then the Company shall forthwith cause written notice thereof to be sent by registered mail,

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

postage prepaid, to the registered Holder of this Warrant at the address of such Holder shown on the books of the Company. The written notice shall be accompanied by an explanation setting forth in reasonable detail the basis for the Holder’s becoming entitled to purchase such shares and the number of shares which may be purchased and the exercise price thereof, or the facts requiring any such adjustment and the exercise price and number of shares purchasable subsequent to such adjustment, or the kind and amount of any such securities or property so purchasable upon the exercise of this Warrant, or the number of Warrants called under the call option, as the case may be. At the request of the Holder and upon surrender of this Warrant, the Company shall reissue this Warrant in a form conforming to such adjustments.

Section 11. Cash in Lieu of Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of this Warrant. If, by reason of any change made pursuant to Section 8 hereof, the Holder of this Warrant would be entitled, upon the exercise of any rights evidenced hereby, to receive a fractional share, the Company shall, upon such exercise, pay to the Holder an amount in cash equal to the market value of such fractional interest, determined by the Board of Directors of the Company as of the Exercise Date.

Section 12. Lost, Stolen, Mutilated, or destroyed Warrants. If this Warrant shall become lost, stolen, mutilated, or destroyed, the Company shall, upon recipe of a bond, affidavit or other item that would provide sufficient indemnity from the Holder, issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.

Section 13. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase shares of common stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the purchase price of the shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 14. Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed by the laws of the State of Florida.

Section 15. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Holder hereof.

Section 16. Headings. Headings of the paragraphs in this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed this      day of                     , 2007, by its duly authorized officers.

MARCO COMMUNITY BANCORP, INC.

By:
Richard Storm, Jr.
Chairman of the Board of Directors

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE D

INVESTOR QUESTIONNAIRE

You have been delivered a copy of offering materials of Marco Community Bancorp, Inc. (the “Company”) based upon the Company’s belief that you are a person having such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company. So that the Company may determine whether you are an Accredited Purchaser or a Non-Accredited Purchaser, you are required to complete this Questionnaire.

ALL QUESTIONS MUST BE ANSWERED. IF ALL OR PART OF A QUESTION IS NOT APPLICABLE, PLEASE INSERT “N/A” OR “NONE” IN THE RESPONSE SPACE.

1.	Name (if a trust, name of trustee):

2.	Name (if joint ownership):

3.	Exact Name of Trust (if applicable):

4.	Social Security or Tax Identification Number(s):

5.	Principal Residence Address (if a trust or other entity, principal business address):

                                                                                                                                                Telephone:

6.	In which state do you: Vote: Hold a Driver’s License:

7.	Business Address: Telephone:

8.	Preferred Mailing Address (check one): ☐ Residence ☐ Business

Please answer Questions 9-14 as follows: if joint purchase, answer for both purchasers; if retired, answer for previous position; if a grantor trust, answer for the trustee.

9.	Occupation:

10.	Employer: How Long:

11.	Are you associated with, or an employee of, a member of the National Association of Securities Dealers or any Securities Exchange? ☐ Yes ☐ No

FINANCIAL SUITABILITY FOR INDIVIDUALS

12.	Accredited Purchaser Requirements for Individuals. Please check which of the following statements is applicable to you. (If more than one statement is applicable, you need check only one.)

(a)	I certify that I am an “accredited investor” because I had individual income[1] of more than $200,000 in each of the two prior calendar years and I reasonably expect to have individual income in excess of $200,000 during the current calendar year. (Please complete items 13, and 19 through 24)

(b)	I certify that I am an “accredited investor” because my spouse and I together had joint income(1) of more than $300,000 in each of the two prior calendar years and we reasonably expect to have joint income of more than $300,000 during the current calendar year. (Please complete items 13, and 19 through 24)

1.	For purposes of this Questionnaire, “income” means “adjusted gross income” as reported for Federal income tax purposes, plus the following amounts: (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) any deduction claimed for depletion under Section 611 et seq. of the Code.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

(c)	I certify that I am an “accredited investor” because I have an individual net worth[2], or my spouse and I have a joint net worth, of more than $1,000,000. (Please complete items 14, 19 through 24)

INVESTMENT BY GRANTOR TRUSTS UNDER SECTION 1361I(2)(A)(i) OF THE INTERNAL REVENUE CODE OR TAX EXEMPT TRUST UNDER SECTION 401(a) OF THE INTERNAL REVENUE CODE.

13.	Date of Declaration of Trust:

14.	Number of grantors:

15.	Does each grantor satisfy at least one of the following criteria: (i) net worth (joint with spouse, if applicable) of more than $1,000,000; or (ii) individual income of more than $200,000 per year for each of 2005 and 2006 and individual income reasonably expected to be in excess of $200,000 for 2007; or (iii) joint income of more than $300,000 per year for each of 2005 and 2006 and joint income reasonably expected to be in excess of $300,000 for 2007? ☐ Yes ☐ No

16.	Was the trust formed for the purpose of investing in the Company? Yes No

17.	If the proposed trust investor is not a grantor trust, is the trust a tax exempt trust established under a qualified plan described in Section 401(a) of the Internal Revenue Code which satisfies the following criteria.

•	Has total net assets in excess of $5,000,000

•	Has not been formed for the purpose of acquiring Shares in the Offering

•	Has an investment advisor, bank, insurance company directing the purchase of Shares in the Offering.

         Yes                         No                         Not Applicable

The undersigned hereby certifies that all of the answers which the undersigned has provided to the questions herein are true and correct to the best of the undersigned’s knowledge.

Witness	Signature of Purchaser/Trustee

Witness	Signature of Purchaser (if joint ownership)

NOTE: The same person may witness both signatures if joint ownership

2.	For purposes of this Questionnaire, “net worth” means the excess of total assets at fair market value, including home, furnishings, automobiles and other personal property, over total liabilities, including mortgages or other loans.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE E

SCHEDULE OF STOCK OPTIONS

Name	Option Term	No. of Shares	Price
Holding Company

Stephen A. McLaughlin	8/19/03 - 8/18/13	11,250	$6.00
Bruce G. Fedor	8/19/03 - 8/18/13	11,250	$6.00
Joel Cox	8/19/03 - 8/18/13	11,250	$6.00
Robert Marks	8/19/03 - 8/18/13	11,250	$6.00
Jamie B. Greusel	8/19/03 - 8/18/13	11,250	$6.00
Jack Cofer	7/20/04 - 7/19/14	11,250	$6.67
Melanie Hanson	2/22/05 - 2/21/15	3,750	$6.67
Bank Board of Directors
Anthony Iannotta	8/19/03 - 8/18/13	7,500	$6.00
Frank Recker	9/20/04 - 9/19/14	7,500	$6.67
Jack McGowan	12/14/04 -12/17/14	7,500	$6.67
Diane Beyer	4/23/05 - 4/23/15	7,500	$6.67

Employees

Thomas M. Whelan	2/23/04 - 2/22/14	26,250	$6.00
Colette Heft	5/24/04 - 5/23/14	3,000	$6.00
Jennifer Bullock	6/3/03 - 6/2/13	600	$6.00
Emma Worsdale	6/3/03 - 6/2/13	1,500	$6.00
Claudia Proffitt	5/18/04 - 5/18/14	1,500	$6.00
Ana Perez	5/18/04 - 5/17/14	1,500	$6.00
Jennifer Stanley	5/3/04 - 5/2/14	1,500	$6.00
Tiffany Williams	1/5/05 - 1/5/15	2,250	$6.67
Laura Witty	3/1/05 - 3/1/15	7,500	$6.67
Justine Townsend	6/7/05-6/16/15	1,500	$10.00
Laura Jennings	4/11/05 - 4/11/15	4,500	$6.67
Laura Jennings	9/20/05 - 9/20/15	1,500	$8.00
Brenda Dolan	3/21/05 - 3/21/15	15,000	$6.67
Bob Daggett	1/3/05 - 1/3/15	1,200	$8.00
Joe Hausauer	11/8/04 - 11/7/14	15,000	$6.67
Sarah Oliver	4/26/05 - 4/25/15	1,500	$9.00
Lisa King	4/11/05 - 4/10/15	2,250	$9.00
Joyce Kimble	6/27/05 - 6/26/15	3,750	$9.00
Kerry Garside	9/6/05 - 9/5/15	3,750	$9.00
Bob Daggett	11/15/05 - 11/14/15	4,500	$10.00
Marianne Riordan	11/21/05 - 11/20/15	800	$10.00
Brown	5/15/2006 - 5/15/16	2,500	$16.00
Mompoint	6/26/2006 - 6/26/16	1,000	$16.00
Heintz	7/17/2006 - 7/17/16	3,500	$16.00
Howard Montgomery	3/6/2006 - 3/5/16	30,000	$16.00

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

Advisory Board Directors

Richard A. Braun	8/19/03 - 8/18/09	750	$6.00
Vincent A. Criscuoli	8/19/03 - 8/18/09	750	$6.00
C. James Curran	8/19/03 - 8/18/09	750	$6.00
Vivien Ellis	8/19/03 - 8/18/09	750	$6.00
Sandra Franchino	8/19/03 - 8/18/09	563	$6.00
Judith D. Gewirtz	8/19/03 - 8/18/09	750	$6.00
Catherine B. Gorman	8/19/03 - 8/18/09	750	$6.00
Walter M. Hertel	8/19/03 - 8/18/09	750	$6.00
Susan D. Mathews	8/19/03 - 8/18/09	750	$6.00
Rodger M. McGinn	8/19/03 - 8/18/09	750	$6.00
James K. McGregor	8/19/03 - 8/18/09	750	$6.00
Charles K. Molander	8/19/03 - 8/18/09	375	$6.00
L. Faye Moore	8/19/03 - 8/18/09	750	$6.00
John H. Newcomer	8/19/03 - 8/18/09	750	$6.00
Tom Owens	8/19/03 - 8/18/09	750	$6.00
Kenneth Pagach	8/19/03 - 8/18/09	750	$6.00
Judy Perez	8/19/03 - 8/18/09	375	$6.00
Rennae C. Perry	8/19/03 - 8/18/09	750	$6.00
Anna Pusz	8/19/03 - 8/18/09	750	$6.00
Richard Shanahan	8/19/03 - 8/18/09	750	$6.00
Salvatore Soldano	8/19/03 - 8/18/09	750	$6.00
Robert K. Thomas	8/19/03 - 8/18/09	750	$6.00
Benisatto	3/20/07 - 3/19/13	750	$13.50

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE F

AMENDMENTS TO THE ARTICLES OF INCORPORATION

ARTICLE III – CAPITAL STOCK

Section 1 – Classes of Stock: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 25,000,000, consisting of:

A.	1,000,000 million shares of preferred stock

B.	24,000,000 million shares of common stock, par value one cent ($0.01) per share

Section 2 – Common Stock: Subsequent to the date this provision of the Articles of Incorporation is filed with the Florida Secretary of State, the Board of Directors is authorized, subject to any limitation imposed by law, to provide for the issuance of common stock in series. To designate any such series, the Board of Directors is authorized: (i) to file a common stock designation certificate pursuant to the applicable laws of the State of Florida; (ii) to establish from time to time the number of shares to be included in each such series; and (iii) to fix the designation, powers, and right of the shares of each such series. Provided, however that each share of undesignated common stock and each share of any series of common stock shall have the same relative rights and be identical in all respects with every other share of common stock with respect to: (a) liquidation or dissolution of the corporation; (b) the election of members of the Board of Directors of the corporation; (c) the right to receive dividends or other distributions made or paid by the corporation; and (d) the right to vote as a class on all matters required or permitted to be submitted to the shareholders of the corporation. Each holder of shares of undesignated common stock or of shares of any series of common stock shall be entitled to one vote per share. The holders of shares undesignated common stock or of shares of any series of common stock are not entitled to cumulative voting rights with respect to the election of directors.

Section 3 – Undesignated Common Stock: Each share of common stock outstanding on the date of filing with the Florida Secretary of State of the Articles of Amendment containing this Section shall be deemed to be undesignated common stock. Each holder of shares of undesignated common stock shall be entitled to preemptive rights as contemplated by Section 607.0630, Florida Statutes; but, only in instances when, and to the extent that, shares of undesignated common stock or of any series of common stock are issued to the Purchasers or to any Affiliate[s] of any Purchaser[s] (as the terms “Affiliate” and “Purchaser are defined in that certain Stock Purchase and Sale Agreement dated as of May 10, 2007 by and among the corporation and the Purchasers). In addition, the holders of shares of undesignated common stock shall not be entitled to preemptive rights when shares of common stock are issued pursuant to the exercise of common stock purchase warrants issued pursuant to the above-referenced Stock Purchase and Sale Agreement or upon the exercise of stock options. The corporation is obligated to give the holders of undesignated common stock 30 days written notice, within which time such holders may exercise such preemptive rights. If shares of undesignated common stock or of any series of common stock are issued in transactions to parties other than the Purchasers (or Affiliate[s] of any Purchaser[s]), the holders of shares of undesignated common stock shall not be entitled to preemptive rights.

(The remainder of Article III will remain unchanged, except for changes in the numbering of the former Section 4)

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

ARTICLE VI – DIRECTORS

Section 1 – Number of Directors: The Board of Directors of the Corporation shall be comprised of not less than five nor more than fifteen directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the full Board as set forth n the Corporation’s Bylaws.

(The remainder of Article VI will remain unchanged)

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE G

AMENDMENTS TO STOCK OPTION PLANS

2003 EMPLOYEES’ INCENTIVE STOCK OPTION AND LIMITED RIGHTS PLAN

2.	DEFINITIONS

(f)	“Common Stock” means undesignated or a series of common stock of the Company, par value, $0.01 per share as designated in an Award.

(g)	“Fair Market Value” means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and ask sale prices on the previous 90 days on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the average price at which the stock has sold in an arms length transaction during the 90 days immediately preceding the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock.

5.	STOCK SUBJECT TO THE EMPLOYEES’ PLAN

Subject to adjustment as provided in Section 12, the maximum number of shares reserved for issuance under the Employees’ Plan is 20% of the shares of Common Stock outstanding less the number of shares reserved for issuance under the Other Company Plans, collectively (sometimes referred to herein as “Option Shares”), up to a maximum of 3,600,000 shares of Common Stock reserved for issuance under the Employees’ Plan and the Other Company Plans taken as a whole. To the extent that Stock Options or rights granted under the Employees’ Plan or the Other Company Plans are exercised, the shares covered will be unavailable for future grants under the Employees’ Plan or the Other Company Plans; to the extent that options together with any related rights granted under the Employees’ Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, such Option shares shall be added back to the pool of available Option shares, and new Awards may be made with respect to these shares.

2003 DIRECTORS’ STOCK OPTION AND LIMITED RIGHTS PLAN

2.	DEFINITIONS

(f)	“Common Stock” means undesignated or a series of common stock of the Company, par value, $0.01 per share as designated in an Award.

(g)

“Fair Market Value” means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and ask sale prices on the previous 90 days on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the average price at which the stock has sold in an arms length transaction during the 90 days immediately preceding the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock.

5.	STOCK SUBJECT TO THE DIRECTORS’ PLAN

Subject to adjustment as provided in Section 12, the maximum number of shares reserved for issuance under the Directors’ Plan is 20% of the shares of Common Stock outstanding, less the number of shares of Common Stock reserved for issuance under the Other Company Plans, collectively, (sometimes referred to herein as “Option Shares”), up to a maximum of 3,600,000 shares of Common Stock reserved for issuance under the Directors’ Plan and the Other Company Plans taken as a whole. To the extent that options or rights granted under the Directors’ Plan or the Other Company Plans are exercised, the shares covered will be unavailable for future grants under the Directors’ Plan or the Other Company Plans; to the extent that options together with any related rights granted under the Directors’ Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

YEAR 2003 ADVISORY BOARD MEMBERS’ STOCK OPTION AND LIMITED RIGHTS PLAN

2.	DEFINITIONS

(f)	“Common Stock” means undesignated or a series of common stock of the Company, par value, $0.01 per share as designated in an Award.

(g)	“Fair Market Value” means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and asked sale prices on the previous 90 days on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the average price at which the stock has sold in an arms length transaction during the 90 days immediately preceding the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock.

5.	STOCK SUBJECT TO THE MEMBERS’ PLAN

Subject to adjustment as provided in Section 12, the maximum number of shares reserved for issuance under the Members’ Plan is 20% of the shares of Common Stock outstanding less the number of shares reserved for issuance under the Other Company Plans, collectively (sometimes referred to herein as “Option Shares”), up to a maximum of 1.5 million shares of Common Stock reserved for issuance under the Members’ Plan and the Other Company Plans taken as a whole. To the extent that options or rights granted under the Members’ Plan or the Other Company Plans are exercised, the shares covered will be unavailable for future grants under the Members’ Plan or the Other Company Plans; to the extent that options together with any related rights granted under the Members’ Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE H

TAX OPINION

(Subject to Revision)

The cash dividend of $6.50 per share paid by the Company at Closing to its Shareholders of Record (and who have held such shares for more than 61 days during the 121 day period beginning 60 days before the ex dividend date) shall be taxable as follows:

(a)	That part of the distribution payable out of the Company’s current earnings and profits and accumulated earnings and profits, as computed for federal income tax purposes, shall be treated as a dividend subject to the reduced dividend tax rates in 2007 (a 15% tax rate on taxpayers in the 25% and higher tax brackets, and a 5% tax rate for taxpayers in the 10 and 15% tax brackets);

(b)	To the extent the distribution exceeds the Company’s current earnings and profits and accumulated earnings and profits, such portion of the distribution shall be treated as a return of capital that reduces the adjusted tax basis of the shareholder in his or her Company common stock; and

(c)	To the extent the distribution also exceeds the adjusted tax basis of the shareholder, any remaining portion of the distribution shall be treated as a gain from the sale or exchange of the shares.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE I

LEGAL OPINION

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to carry on its business as now conducted and to own its properties.

2. The Company has the corporate power and authority and has taken all requisite corporate action necessary for: (i) the authorization, execution and delivery of the Stock Purchase and Sale Agreement (“Sale Agreement”) and Registration Rights Agreement (“Transaction Documents”); (ii) the authorization of the performance of all obligations of the Company under the Transaction Documents; and (iii) the authorization, issuance and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3. The Shares have been duly authorized and, when issued, sold and delivered against payment therefor in accordance with the provisions of the Sale Agreement, will be duly and validly issued, fully paid and non-assessable and free of any preemptive rights under the statutory provisions of the Florida Business Corporation Act, the Company’s Articles of Incorporation and Bylaws, each as amended to date, or any Material Agreement (as defined in Paragraph 5 below).

4. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any governmental body, agency, or official known to us other than those that have been made or obtained which are in full force and effect and post-sale filings pursuant to applicable state and federal securities laws.

5. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares does not and will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under: (i) the Company’s Articles of Incorporation or Bylaws, each as amended to date; (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, known to us and having jurisdiction over the Company, any subsidiary of the Company (“Subsidiary”) or any of their respective assets or properties; or (iii) any of the material agreements and instruments listed in the officer’s certificate attached hereto (the “Material Agreements”).

6. To our knowledge there are no pending actions, suits or proceedings against or affecting the Company or its Subsidiaries.

7. Assuming the representations made by the Purchasers in the Purchaser Questionnaires are true and correct, the initial sale of the Shares as contemplated by the Transaction Documents is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE J

INDIVIDUALS SUBJECT TO NON-COMPETITION AGREEMENTS

Diane M. Beyer

John V. Cofer

Joel M. Cox

Bruce G. Fedor

Jamie B. Greusel

Tony Iannotta

Robert A. Marks

John J. McGowan

Stephen A. McLaughlin

E. Terry Skone

Richard Storm, Jr.

Brooks C.B. Wood

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

SCHEDULE K

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made between Marco Community Bancorp, Inc. (the “Company”) and                              (the “Director”).

WHEREAS, pursuant to an Stock Purchase and Sale Agreement dated May 10, 2007 (the “Sale Agreement”) between the Company and a group of investors represented by Kevin C. Hale (the “Purchasers”), the Purchasers will purchase a controlling interest in the Company;

WHEREAS, the director will receive significant payments as a result of the transactions contemplated by the Sale Agreement; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Sale Agreement, that the Director enter into this Agreement and agree to refrain from competing with the Company as set forth herein.

NOW, THEREFORE, in consideration of the premises, the Director, intending to be legally bound, hereby enters into this Agreement with the Company on the terms set forth below:

1. Nonsolicitation and Noncompetition.

(a) In consideration of the benefits and protections provided under this Agreement, the Director agrees that for a period of one year following the date of this Agreement, the Director shall not serve as a director or become associated, directly or indirectly, whether as an employee, partner, agent, independent contractor, organizer, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Collier County, Florida that offers similar products or services as those offered by the Company, or with any person or entity whose intent it is to organize another such company or entity located in Collier County, Florida.

Director further agrees that for a period of one year following the date of this Agreement, Director shall not, directly or indirectly: (i) solicit the business of any then current customer (e.g., borrower or depositor) of the Company or any of its Subsidiaries (as defined in the Sale Agreement), regardless of whether or not the Director was responsible for generating such customer’s business for the Company or any of its Subsidiaries; or (ii) hire any employees of the Company or any of its Subsidiaries, nor solicit any such employees to leave the employ of the Company or any of its Subsidiaries.

(b) Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

2. General Provisions. Each of the covenants and limitations in this Agreement are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or limitation. In the event any court of competent jurisdiction determines that any restrictions set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and that this Agreement shall be reformed.

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS

Each of the covenants in this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute defense to the enforcement by Company of the covenants and limitations set forth herein.

The terms of this Agreement and Director’s obligations hereunder shall survive the termination of his or her service for any reason.

This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to its conflicts of law provisions. The Company and the Director agree that any action to enforce this Agreement or asserting that this Agreement has been breached shall be brought in the Federal or State courts located in Collier County, Florida.

This Agreement shall inure to the benefit of and be enforceable by the Company and any successor of the Company.

THIS NON-COMPETITION AGREEMENT was executed in multiple counterparts, each of which shall be deemed an original, as of                     , 2007.

DIRECTOR	MARCO COMMUNITY BANCORP, INC.

By:
Print Name:		Richard Storm, Jr.
Chairman of the Board

May 10, 2007 — 5:00 p.m.	Representative’s Initials: KH	Company’s Initials: RS